UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 1, 2013

Spirit Realty Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51963	20-1676382
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 606-0820

Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (the “Committee”) of the Board of Directors of Spirit Realty Capital, Inc. (the “Company”) recently engaged in a review of its incentive compensation program, with the assistance of its independent compensation consultant, Towers Watson. On August 1, 2013, the Committee approved a 2013 bonus program (the “2013 Bonus Program”) applicable to the Company’s named executive officers (the “executives”) and approved performance share awards (the “Performance Shares”) under the Company’s 2012 Incentive Award Plan to each executive.

Bonus Program

The Committee approved the 2013 Bonus Program, which ties the Company’s executives’ annual cash incentive awards closely to the Company’s financial performance. All of the executives are eligible to participate in the 2013 Bonus Program.

Under the 2013 Bonus Program, the executives will be eligible to earn cash bonuses based on the Company’s achievement in 2013 of performance goals relating to (i) Funds From Operations (a supplemental non-GAAP financial measure defined in the Quarterly Report on Form 10-Q of Spirit Realty Capital, Inc. filed with the SEC on May 9, 2013); (ii) ratio of debt to EBITDA (a supplemental non-GAAP financial measure meaning earnings of the Company before interest, taxes, depreciation and amortization); (iii) weighted average occupancy levels of Company real estate assets; and (iv) acquisition volume, as well as each executive’s achievement of individual performance goals. In determining each executive’s actual bonus under the 2013 Bonus Program, the goals will be weighted as follows for the applicable executive:

Executive	Core FFO	Debt to EBITDA	Occupancy	Acquisitions	Individual Performance
Thomas H. Nolan	20%	20%	20%	20%	20%
Peter Mavoides	20%	10%	25%	25%	20%
Michael Bender	20%	30%	15%	15%	20%
Gregg Seibert	20%	10%	10%	40%	20%
Mark Manheimer	20%	10%	25%	25%	20%

In addition, the Committee approved threshold, target and maximum bonuses for each executive, as set forth below:

Executive	Threshold Bonus	Target Bonus	Maximum Bonus
Thomas H. Nolan	75%	150%	200%
Peter Mavoides	50%	100%	133%
Michael Bender	50%	100%	133%
Gregg Seibert	50%	100%	133%
Mark Manheimer	50%	100%	133%

Each executive must be employed by the Company through the date on which the Company pays bonuses under the 2013 Bonus Program in order to be eligible to receive a bonus under the program.

Performance Share Awards

General. The Committee approved the grant to each executive of Performance Share awards in tandem with dividend equivalent rights, effective as of August 1, 2013. Pursuant to the Performance Share awards, each participant is eligible to vest in and receive a number of shares of the Company’s common stock ranging from 0%-250% of the target number of Performance Shares granted and set forth in the table below (for each executive, the “Target Performance Shares”), based on the attainment of total shareholder return (“TSR”) goals during the performance period running from September 20, 2012 through December 31, 2015 (the “Performance Period”), relative to a specified peer group of companies and a “primary net lease” peer group, and subject to the executive’s continued employment. The Target Performance Shares granted to each executive is as follows:

Executive	Target Number of Performance Shares Granted
Thomas H. Nolan	177,489
Peter Mavoides	85,575
Michael Bender	66,558
Gregg Seibert	19,146
Mark Manheimer	19,146

In addition, each Performance Share award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of Performance Shares that vest, had such shares been outstanding on the record date(s) that occur over the period from August 1, 2013 through the date on which the shares are issued, if any.

Vesting and Payment. The number of Performance Shares that vest is dependent on the Company’s TSR achieved during the Performance Period relative to the TSR achieved by a specified peer group of companies and a primary net lease peer group. 0% - 200% of the Target Performance Shares will be eligible to vest based on the achievement of minimum, target and maximum TSR goals relative to the TSR achieved by the specified peer group of companies, and the number of Performance Shares that vest will be adjusted by a factor of 0.75, 1.0 (i.e., no adjustment) or 1.25 depending on the Company’s TSR during the Performance Period relative to the that of the primary net lease peer group. However, in no event will more than 100% of the Target Performance Shares fully vest and be earned unless the Company’s TSR reaches a certain minimum level during the Performance Period. Except as set forth below, any Performance Shares that remain unvested as of the date on which a participant’s employment terminates and any Performance Shares that do not vest as a result of the failure to achieve the applicable performance goals will be forfeited.

Each Performance Share award, to the extent vested, will be settled in shares of common stock within 60 days following the date on which the award vests.

Certain Terminations of Employment. If an executive experiences a termination of employment without “cause” or for “good reason” (each, a “qualifying termination”) during the Performance Period, then 100% of the Target Performance Shares will vest immediately prior to such termination.

The foregoing description of the Performance Share awards does not purport to be complete and is qualified in its entirety by reference to the Form of Performance Share Award Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Form of Performance Share Award Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Michael A. Bender
Michael A. Bender
Chief Financial Officer, Senior Vice President,
Assistant Secretary and Treasurer

Date: August 6, 2013